Report of Independent Auditors on Internal Control
Board of Directors and
Shareholders
North American Funds
Variable Product Series II

In planning and performing our audits of the financial statements of North American Funds Variable Product Series II (comprised of the International Growth Fund, Goldman Sachs Large Cap Growth Fund,
INVESCO Mid Cap Growth Fund, J.P. Morgan Small Cap Growth
Fund, International Value Fund, State Street Large Cap Value Fund, Neuberger Berman Mid Cap Value Fund, Small Cap Value Fund,
Socially Responsible Fund, Balanced Fund, High Yield Bond Fund,
Strategic Bond Fund, Domestic Bond Fund, Core Bond Fund, Money
Market Fund, Growth Lifestyle Fund, Moderate Growth Lifestyle
Fund, and the Conservative Growth Lifestyle Fund), formerly
American General Series Portfolio Company 3, for the year ended
August 31, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-
SAR, not to provide assurance on the internal control.
The management of North American Funds Variable Product Series II is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.
Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.
Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above at August 31, 2000.
This report is intended solely for the information and use of management of North American Funds Variable Product Series II and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
						    ERNST & YOUNG LLP
October 13, 2000
Houston, Texas